Exhibit 99.1

NEWS RELEASE

Contact:	Dan Chmielewski Rainbow Technologies, Inc. 949-450-7377 dchm@rainbow.com

Rainbow Technologies Reports Q3 2003 10-Q Filing

      IRVINE, California – November 14, 2003 — Rainbow Technologies, Inc. (the “Company”) (Nasdaq: RNBO), a leading provider of digital content and transaction security for the Internet, SSL VPNs, software applications and high assurance security solutions, today announced that the Company filed its quarterly report on Form 10-Q for the quarter ended September 30, 2003 (“Q3 2003”). The Company has determined that it was appropriate to record a revision of $0.01 per share to its Q3 2003 earnings. With this revision, Rainbow reported earnings of $2.4 million or $0.09 per share on revenues of $35.4 million for Q3 2003.

      This revision to Q3 2003 earnings is attributed to the application of an accounting pronouncement, EITF Issue No. 00-19, to a legal settlement the Company entered into in Q3 2003 and reported in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2003. This revision represents a non-cash, non-operating expense of approximately $333,000 or $0.01 per share.

About Rainbow Technologies, Inc.

      Making security simple since 1979, Rainbow Technologies is a leading provider of proven information security solutions for mission-critical data and applications used in business, organization and government computing environments. Rainbow has been breaking the security paradigm by making complex security simple to implement and use for more than two decades. With headquarters in Irvine, Calif., Rainbow maintains offices and authorized distributors throughout the world. For more information, visit the Web site at http://www.rainbow.com.

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Rainbow Technologies, Rainbow Mykotronx, NetSwift iGate, Luna and iKey are trademarks of Rainbow Technologies, Inc. All other company and product names are trademarks of their respective organizations.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements, certain of which are contained in this press release and include, but are not limited to, the outlook for business segment performance, revenue, backlog, litigation, tax effect, IT spending, particularly in North America, outlook for future business performance, and global business environment. These statements speak only as of the date of this press release and are subject to various risks and uncertainties that could impact actual results.